Exhibit 99.1

          Fossil, Inc. Reports Record Third Quarter Sales and Earnings

          - Diluted EPS of $0.34 Exceeds First Call Consensus of $0.33

    RICHARDSON, Texas, Nov. 11 /PRNewswire-FirstCall/ -- Fossil, Inc. (Nasdaq: FOSL) today reported third quarter net sales and earnings for the thirteen-week ("Third Quarter") and nine-month periods ended October 4, 2003.

     Third Quarter Results:
     -- Net sales increased 16.9% to $192.6 million compared to $164.8 million in 2002;
     -- Gross profit grew 18.9% to $97.0 million, or 50.3% of net sales, compared to $81.6 million, or 49.5% of net sales, in the third quarter of 2002;
     -- Operating income rose 18.2% to $27.4 million, or 14.2% of net sales compared to $23.2 million, or 14.1% of net sales in the third quarter of 2002;
     -- Net income increased 19.2% to $16.8 million compared to $14.1 million in the third quarter of 2002; and
     -- Diluted earnings per share rose 17.2% to $0.34, on 49,093,000 weighted average shares outstanding compared to $0.29, on 48,440,000 weighted average shares outstanding in the third quarter of 2002.

    "We are pleased to announce record Third Quarter net sales and earnings, demonstrating the ongoing success of our business model and the increasing global significance of our Company-owned and licensed brands," began Mike Kovar, Senior Vice President and Chief Financial Officer. "Our Third Quarter results were at the high end of our expectations and reflected increasing momentum for our FOSSIL and licensed brands, both domestically and abroad. We are especially pleased to deliver a 17.2% increase in earnings per share given the sizeable investments made in our infrastructure, our brands and new initiatives during the quarter."

     For the Nine Months Ended October 4, 2003:
     -- Net sales rose 15.7% to $522.0 million compared to $451.0 million in 2002;
     -- Gross profit grew 17.8% to $264.5 million, or 50.7% of net sales compared to $224.5 million, or 49.8% of net sales in 2002;
     -- Operating income increased 8.2% to $63.4 million compared to operating income of $58.6 million in 2002;
     -- Net income rose 10.3% to $39.3 million compared to $35.6 million in 2002;
     -- Diluted earnings per share increased 9.5% to $0.81 compared to $0.74 in 2002.

    Worldwide net sales rose 16.9% (13.0% excluding the effects of translation gains) during the Third Quarter with particular strength in FOSSIL, DIESEL(R) and DKNY(R) watches, Company-owned stores and RELIC(R) accessories. Global sales of new product initiatives, including BURBERRY(R) watches and EMPORIO ARMANI(R) jewelry contributed approximately $5.2 million to net sales in the quarter. Businesses acquired after the third quarter of 2002 contributed approximately $3.0 million in sales during the quarter. Total international wholesale sales rose 29.8% (19.2% excluding the effects of a stronger Euro) while total domestic wholesale sales rose 4.1%. Excluding the effects of a stronger Euro, sales in Europe increased 25.5%, primarily as a result of increased sales of FOSSIL and licensed brand watches and FOSSIL jewelry. Company-owned retail store sales increased 28.1% as a result of a 15% increase in the average number of stores opened during the quarter and comp-store sales gains of 19%. Third Quarter sales of the Company's domestic watch business rose by approximately 1% reflecting a 8.2% gain in FOSSIL, which was offset by the discontinuance of the EDDIE BAUER(R) private label watch product line and a decline in sales of RELIC and premium watches. Domestic sales of the Company's accessory and sunglass businesses rose 9.5% compared to the prior year quarter with particular strength in RELIC accessories. Worldwide net sales for the first nine months of 2003 increased 15.7% (11.2% excluding the effects of translation gains).
    Gross profit margin expanded by 80 basis points to 50.3% in the Third Quarter compared to 49.5% in the prior year period. The increase in gross profit margin is mainly attributable to the growth in the Company's international sales as a percentage of total sales, which produce higher gross profit margins than the Company's historical consolidated gross profit margin, primarily from a stronger Euro and improved gross margins in Company-owned stores. These positive influences on gross margin were offset by increased sales of RELIC accessories that produce gross profit margins that are below the Company's historical consolidated gross profit margin. For the first nine months of 2003, gross profit margin increased by 90 basis points to 50.7% compared to 49.8% in the first nine months of 2002.
    Operating expenses, as a percentage of net sales, increased to 36.1% in the Third Quarter compared to 35.4% in the comparable prior year period. Included in Third Quarter operating expenses is approximately $1.9 million in additional costs related to the translation impact of a stronger Euro into U.S. dollars and $1.5 million related to operating expenses of acquired businesses. Excluding the impact of these increases, operating expense increases were mainly driven by increased personnel and other costs associated with new business initiatives, advertising costs and depreciation and amortization expense. Increases in personnel and other costs associated with new initiatives primarily relate to the Company's Swiss watch, EMPORIO ARMANI jewelry and tech watch businesses for which there have been minimal revenue contributions to-date. As a percentage of net sales, advertising cost increased to 5.4% compared to 5.1% in the prior year quarter. Depreciation and amortization expense increased during the Third Quarter as a result of executing the first phase of the Company's SAP global software implementation, initially serving its domestic operations. For the first nine months of the year operating expenses, as a percentage of net sales, increased to 38.5% compared to 36.8% in the comparable prior year period.
    Increased sales and improved gross profit margins offset increases in operating expenses enabling the Company's Third Quarter operating profit margin to increase by 10 basis points to 14.2% of sales from 14.1% of net sales in 2002. For the first nine months operating profit margin declined to 12.1% of net sales from 13.0% of net sales in 2002.
    Other expense totaled approximately $200,000 in the Third Quarter compared to other expense of approximately $48,000 in the prior year quarter. For the first nine months of the year, other income improved by approximately $200,000.
    The Company's effective income tax rate decreased to 38% during the Third Quarter and year-to-date period compared to 39% in the prior year comparable periods.
    The Company's balance sheet remains strong, including $106.8 million in cash and no long-term debt. At quarter-end, cash increased by $31.0 million from $75.8 million at October 5, 2002. Inventory at quarter-end was current and on-plan at $139.2 million, rising 7.6% above prior year inventory of $129.3 million and well below the rate of net sales growth. Accounts receivable increased to $117.6 million at quarter end compared to $95.0 million at the end of the prior year quarter. The increase in accounts receivable was due to a higher percentage of sales occurring at the end of the Third Quarter compared to the comparable prior year period. Working capital rose to $281.2 million, an increase of $67.7 million over working capital of $213.5 million at October 5, 2002.
    Since the announcement of its stock repurchase program in May, the Company has purchased 537,000 shares of stock at a cost of approximately
$13.5 million. Currently, approximately 90,000 shares remain available for purchase under this program.
    The Company estimates fourth quarter diluted earnings per share in the range of $0.54 to $0.56 compared to diluted earnings per share of $0.48 last year and versus the current First Call consensus estimate of $0.55. For the fiscal year, the Company estimates diluted earnings per share in a range of $1.35 to $1.37 compared to diluted earnings per share of $1.22 in fiscal 2002 and the current First Call consensus estimate of $1.35. The Company continues to estimate net sales growth of approximately 15% in the fourth quarter.

    Certain statements contained herein that are not historical facts constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The actual results of the future events described in such forward-looking statements could differ materially from those stated in such forward-looking statements. Among the factors that could cause actual results to differ materially are: general economic conditions, competition, acts of terrorism or acts of war, government regulation, changes in foreign currency valuations in relation to the United States Dollar and possible future litigation, as well as the risks and uncertainties set forth on the Company's Current Report on Form 8-K dated June 25, 2003.
    Fossil is a design, development, marketing and distribution company that specializes in consumer products predicated on fashion and value. The Company's principle offerings include an extensive line of watches sold under the Company's propriety brands FOSSIL, RELIC and ZODIAC as well as licensed brands for some of the most prestigious companies in the world including EMPORIO ARMANI(R), BURBERRY(R), DKNY(R) and DIESEL(R). The Company also offers complementary lines of small leather goods, belts, handbags, sunglasses under the FOSSIL and RELIC brands, jewelry under the FOSSIL and EMPORIO ARMANI(R) brands and FOSSIL apparel. The Company's products are sold in department stores and specialty retail stores in over 90 countries around the world, in addition to the Company's e-commerce website at www.fossil.com . Additionally, certain product, press release and SEC filing information concerning the Company is available at the website.


     Consolidated
      Income Statement   For the 13   For the 13   For the 39   For the 39
      Data (in 000's):  Weeks Ended   Weeks Ended  Weeks Ended  Weeks Ended
                         October 4,   October 5,   October 4,   October 5,
                            2003         2002         2003         2002

    Net sales             $192,616     $164,821     $521,976     $450,961
    Cost of sales           95,640       83,242      257,516      226,415
    Gross profit            96,976       81,579      264,460      224,546
    Selling expenses        52,084       45,719      154,363      128,090
    Administrative exp.     17,508       12,700       46,693       37,864
    Operating income        27,384       23,160       63,404       58,592
    Interest expense            18            4           26          103
    Other (exp) inc. - net    (183)         (44)          96          (48)
    Tax provision           10,383        9,015       24,142       22,792
    Net income             $16,800      $14,097      $39,332      $35,649
    Basic earnings
     per share               $0.36        $0.31        $0.85        $0.78
    Diluted earnings
     per share               $0.34        $0.29        $0.81        $0.74

    Weighted average shares
     Outstanding:
      Basic                 46,639       46,205       46,533       45,886
      Diluted               49,093       48,440       48,704       48,173


     Consolidated Balance Sheet Data (in 000's):
                                                   October 4,     October 5,
                                                      2003           2002

    Working capital                                 $281,206       $213,486
    Cash, cash equivalents and short-term
     investments                                     106,830         75,822
    Accounts receivable                              117,567         94,973
    Inventories                                      139,179        129,292
    Total assets                                     531,114        447,554
    Notes payable - current                            7,335            ---
    Deferred taxes                                    35,007         20,572
    Stockholders' equity                             380,438        309,146

SOURCE  Fossil, Inc.
    -0-                             11/11/2003
    /CONTACT: Mike Kovar, Chief Financial Officer of Fossil, Inc., +1-972-699-2229; or investor relations, Allison Malkin of Integrated Corporate Relations, +1-203-222-9013, for Fossil, Inc./
    /Web site:  http://www.fossil.com /
    (FOSL)